Exhibit 10.11

October 28, 2019

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attn: Managing Director

Fax: (303) 623-0294

Email: deals@srsacquiom.com

Chardan Healthcare Acquisition Corp.

17 State Street, 21st Floor

New York, NY 10004

Attn: Jonas Grossman

Fax:

e-mail:grossmanj@chardanspac.com

Loeb & Loeb LLP
345 Park Ave
New York, NY 10154

Attention: Giovanni Caruso

Fax: (212) 937-3943

e-mail: gcaruso@loeb.com

Meitar Liquornik Geva Leshem Tal

16 Abba Hillel Road

Ramat Gan, Israel

Attention: Mike Rimon, Adv.

Email: mrimon@meitar.com

To whom it may concern:

Reference is made to the Merger Agreement (as amended on October 11, 2019, the “Merger Agreement”) dated as of July 16, 2019, by and among BiomX Ltd., an Israeli company, Shareholder Representative Services LLC, as the Shareholders’ Representative, Chardan Healthcare Acquisition Corp., a Delaware corporation and CHAC Merger Sub Ltd., an Israeli company. Any terms not defined herein shall have the same meaning as such terms have in Merger Agreement.

Section 9.8(b)(ii) of the Merger Agreement requires that “the immediately available funds contained in the New Investment Escrow Account available for release to Purchaser immediately following the Closing that have not been deposited into the New Investment Escrow Account pursuant to the Company Securityholder Purchase Agreements or the Third Party Purchase Agreements to equal or exceed Three Million Dollars ($3,000,000),” and it is a condition to the Closing pursuant to sections 10.2(h)(ii) and 10.3(h)(ii) of the Merger Agreement that no less than $3,000,000 be invested in the New Investment Escrow Account pursuant to one or more purchase agreements that are not Company Securityholder Purchase Agreements or Third Party Purchase Agreements. By signing below, the parties hereto hereby agree to waive the requirement in Section 9.8(b)(ii), and the closing conditions in Sections 10.2(h)(ii) and 10.3(h)(ii), of the Merger Agreement, provided that the immediately available funds contained in the New Investment Escrow Account available for release to Purchaser immediately following the Closing that have not been deposited into the New Investment Escrow Account pursuant to the Company Securityholder Purchase Agreements or the Third Party Purchase Agreements equals or exceeds Two Million Seven Hundred Ninety Eight Thousand and Two Hundred Fifty Dollars ($2,798,250).

Section 10.3(f) of the Merger Agreement provides that it is a condition to the Closing that the “aggregate amount of Indebtedness, expenses and other liabilities of Purchaser that remain unpaid as of immediately prior to the Closing is less than $1,000,000.” By signing below, the Company hereby agrees to waive the closing condition in Section 10.3(f) of the Merger Agreement,

For the avoidance of doubt, this waiver does not alter the original terms of the Merger Agreement, other than the waivers described above.

Sincerely,

BIOMX LTD.

By:	/s/ Jonathan Solomon
Name:	Jonathan Solomon
Title:	CEO

Acknowledged and Agreed:

CHARDAN HEALTHCARE ACQUISITION CORP.

By:	/s/ Jonas Grossman
Name:	Jonas Grossman
Title:	Chief Executive Officer

CHAC MERGER SUB LTD.

By:	/s/ Jonas Grossman
Name:	Jonas Grossman
Title:	Director

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
solely in its capacity as the Shareholders’ Representative

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Managing Director